ADDvantage Technologies To Suspend At-The-Market Offering

Company has Advised Investment Banker to Cease Sales to Minimize Dilution

Carrollton, Texas, November 22, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that it has advised its investment banker, Northland Securities, Inc., to cease activity on its At-The-Market offering (“ATM”) and terminate the Equity Distribution Agreement.

“With our Accounts Receivable Agreements in place we believe we have sufficient ability to generate cash to meet our current needs,” commented Joe Hart, Chief Executive Officer of ADDvantage Technologies. “At current levels, we are highly cognizant of ongoing dilution that results from sales utilizing the ATM, and the Board believes it appropriate to halt the ATM transaction.”

The Company’s Shelf Registration on Form S-3 will remain in place until it expires in March 2023.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com

1